Comdisco, Inc. and Subsidiaries                                    Exhibit 12.00

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(dollars in millions)


                                                              For the years ended September 30,
                                                       1999         1998         1997         1996         1995
                                                       ----         ----         ----         ----         ----
Fixed charges
  Interest expense                                      $341        $329         $301          $267         $278<F1>
  Approximate portion of
    rental expense representative
    of an interest factor                                  6           5            4             7           11
                                                        ----         ----        ----          ----         ----
  Fixed charges                                          347         334          305           274          289
Earnings from operations
  before income taxes , net of preferred
  stock dividends                                         75         238          203           176          160
                                                        ----        ----         ----          ----         ----
Earnings from operations before income taxes
 and fixed charges                                      $422        $572         $508          $450         $449
                                                        ====        ====         ====          ====         ====

Ratio of earnings to fixed charges                      1.22        1.71         1.67          1.64         1.55
                                                        ====        ====         ====          ====         ====
Rental expense:
  Equipment subleases                                   $  4        $  5         $  6          $ 14         $ 22
  office space, furniture, etc.                           14           9            7             8           10
                                                        ----        ----         ----          ----         ----
    Total                                               $ 18        $ 14         $ 13          $ 22         $ 32
                                                        ====        ====         ====          ====         ====
    1/3 of rental expense                               $  6        $  5         $  4          $  7         $ 11
                                                        ====        ====         ====          ====         ====


<F1>
Includes interest expense incurred by technology services and included in technology services expense on the consolidated statements of earnings.

                                      -45-